Exhibit 99.1

1999 Bryan Street, Suite 3500
Dallas, Texas 75201
1.214.583.8500

Press Release

FOR IMMEDIATE RELEASE	November 21, 2023

Jacobs Reports Fiscal Fourth Quarter and Fiscal Year 2023 Earnings
Fourth Quarter Revenue up Double-Digits Year-Over-Year; Record Annual Revenue
Fourth Quarter People and Places Solutions Operating Profit up 11.7% Year-Over-Year
Announces Spin-Off and Merger of Critical Mission Solutions and Cyber & Intelligence Businesses
Advances Strategic Transformation of Jacobs into a More Streamlined, Higher Growth and Higher Margin Portfolio Focused on Critical Infrastructure and Sustainability
Initiates Cost Optimization Plan, Targets Margin Expansion
Robust Q4 Cash Flow From Operations Generation With Over 100% Cash Conversion in FY23

DALLAS - Jacobs Solutions Inc. (NYSE: J) today announced its financial results for the fiscal fourth quarter and fiscal year ended September 29, 2023.
Q4 2023 Financial Highlights:
•Revenue of $4.3 billion grew 10.5% year-over-year; adjusted net revenue1 up 7.3% in constant currency1
•Net earnings of $150 million and EPS from continuing operations of $1.25
•Adjusted EPS1 from continuing operations of $1.90
•Cash flow from operations of $219 million and free cash flow1 of $180 million, driven by strong DSO performance
•Backlog increased $1.2 billion to $29.1 billion, up 4% year-over-year
Fiscal Year 2023 Highlights:
•Revenue growth of 9.6% and adjusted net revenue1 up 8.8% year-over-year in constant currency1
•Net earnings from continuing operations of $667 million, up 4%, and FY23 EPS of $5.31, up 7%
•Adjusted EPS1 from continuing operations of $7.20, up 4% year-over-year
•Cash flow from operations of $975 million and free cash flow1 of $837 million

Jacobs' CEO Bob Pragada commented, "We've concluded fiscal 2023 on a high note, achieving remarkable milestones across our operations. Our strategic initiatives have propelled us forward, positioning Jacobs for continued success. Following a robust evaluation of all alternatives, we are excited to announce a definitive agreement to spin-off and combine our Critical Mission Solutions (CMS) and Cyber & Intelligence businesses with Amentum to create a new, publicly-

traded leading player in the government services sector. This is a strategic move that underlines our dedication to optimizing our portfolio and focusing on higher-margin, higher-growth opportunities. We expect the separation to enable us to sharpen our focus, streamline operations and enhance value for both our company and our stakeholders. Looking ahead, we remain steadfast in our pursuit of delivering innovative solutions, leveraging our diverse capabilities and continuing to drive positive outcomes for our clients, our people and our shareholders."

Jacobs’ CFO Claudia Jaramillo added, "Our fourth-quarter and full-year results reflect the resilience and commitment of our global team, consistently delivering strong performance while establishing the foundation for the businesses to be separated. We're optimistic about the results of our People & Places Solutions business and the building momentum of our data solutions. Looking into fiscal 2024 and beyond, we are aligned to multiple large, growing and well-funded priorities including global infrastructure modernization, climate response and investments in critical supply chains. Further, we are committed to delivering on a bold cost optimization plan and targeting at least 300 basis points of margin improvement in fiscal year 2025.”

Financial Outlook2
The Company’s outlook for fiscal 2024 adjusted EBITDA is $1,530M to $1,600M and adjusted EPS of $7.70 to $8.20, up 9% and 10% at the midpoints, respectively.

Update on Planned Separation of Critical Mission Solutions ("CMS") business
On May 9, Jacobs announced its intent to pursue a separation of the Critical Mission Solutions (CMS) business. Jacobs announced yesterday that it has entered into a definitive agreement to separate and combine its Critical Mission Solutions and Cyber & Intelligence (C&I) businesses with Amentum in a tax-efficient Reverse Morris Trust transaction, including a $1.0 billion cash dividend payment to Jacobs. Additionally, Jacobs and its shareholders will own up to 63% of the combined company’s common shares upon consummation of the transaction, consisting of 51% Jacobs’ shareholders ownership and Jacobs retaining 7.5-12%. The exact amount of the retained stake will be determined based on achievement of certain fiscal year 2024 operating profit targets. Jacobs is also expected to realize additional value after closing through the disposition of its retained equity stake in the combined company within 12 months. The transaction is expected to close in the second half of fiscal year 2024.

Until closing, CMS and C&I will operate as business units of Jacobs and financial results for the businesses will be reported in continuing operations. Closing of the transaction will be subject to various customary closing conditions including regulatory approvals, receipt of a private letter ruling from the Internal Revenue Service, opinions from tax advisors and the effectiveness of a registration statement with the U.S. Securities and Exchange Commission. Amentum has received all the necessary shareholder approvals to complete the transaction; no vote of Jacobs’ shareholders is required for the transaction. A copy of the news release and accompanying presentation announcing the transaction is available on the investor page at www.jacobs.com.
1See Non-GAAP Financial Measures and Operating Metrics, and GAAP Reconciliations, beginning on page 13, for additional detail.
2Reconciliation of fiscal 2024 adjusted EBITDA and adjusted EPS to the most directly comparable GAAP measure is not available without unreasonable efforts because the Company cannot predict with sufficient certainty all the components required to provide such reconciliation, including with respect to the costs and charges relating to transaction expenses, restructuring and integration to be incurred in fiscal 2024.

Fourth Quarter Review

	Fiscal Q4 2023	Fiscal Q4 2022	Change
Revenue	$4.3 billion	$3.9 billion	$0.4 billion
Adjusted Net Revenue (1)	$3.5 billion	$3.2 billion	$0.3 billion
GAAP Net Earnings from Continuing Operations	$150 million	$225 million	$(75) million
GAAP Earnings Per Diluted Share (EPS) from Continuing Operations	$1.25	$1.75	$(0.50)
Adjusted Net Earnings from Continuing Operations	$242 million	$231 million	$11 million
Adjusted EPS from Continuing Operations	$1.90	$1.80	$0.10
(1) Pass-through revenues for the prior periods presented include certain minor adjustments to properly reflect amounts that had not been previously included and to conform with the fiscal 2023 amounts presented.
The Company’s adjusted net earnings from continuing operations and adjusted EPS from continuing operations for the fourth quarter of fiscal 2023 and fiscal 2022 exclude certain adjustments that are further described in the section entitled “Non-GAAP Financial Measures” at the end of this release. For a reconciliation of Revenue to Adjusted Net Revenue, see "Segment Information" below.
The Company’s U.S. GAAP effective tax rate for continuing operations is 30% for the fiscal fourth quarter 2023, and fiscal fourth quarter 2023 adjusted earnings per share from continuing operations reflects a 23% adjusted effective tax rate. Our U.S. GAAP and adjusted effective tax rates for the quarter and year include certain tax adjustments for deferred tax valuation allowances and audit assessments amounting to a negative EPS impact of $.06 per share.

Fiscal 2023 Review

	Fiscal 2023	Fiscal 2022	Change
Revenue	$16.4 billion	$14.9 billion	$1.5 billion
Adjusted Net Revenue (1)	$13.3 billion	$12.4 billion	$0.9 billion
GAAP Net Earnings from Continuing Operations	$667 million	$644 million	$23 million
GAAP Earnings Per Diluted Share (EPS) from Continuing Operations	$5.31	$4.98	$0.33
Adjusted Net Earnings from Continuing Operations	$916 million	$897 million	$19 million
Adjusted EPS from Continuing Operations	$7.20	$6.93	$0.27
(1) Pass-through revenues for the prior periods presented include certain minor adjustments to properly reflect amounts that had not been previously included and to conform with the fiscal 2023 amounts presented.
The Company’s adjusted net earnings from continuing operations and adjusted EPS from continuing operations for fiscal 2023 and fiscal 2022 exclude certain adjustments that are further described in the section entitled “Non-GAAP Financial Measures” at the end of this release. For a reconciliation of Revenue to Adjusted Net Revenue, see "Segment Information" below.
The Company’s U.S. GAAP effective tax rate for continuing operations is 21% for the fiscal year 2023, and fiscal year 2023 adjusted earnings per share from continuing operations reflects a 22% adjusted effective tax rate. Our U.S. GAAP and adjusted effective tax rates for the quarter and year include certain tax adjustments for deferred tax valuation allowances and audit assessments amounting to a negative EPS impact of $.06 per share.
Jacobs is hosting a conference call at 10:00 A.M. ET on Tuesday November 21, 2023, which will be webcast live at www.jacobs.com.

Forward-Looking Statements
Certain statements contained in this press release constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that do not directly relate to any historical or current fact. When used herein, words such as “expects,” “anticipates,” “believes,” “seeks,” “estimates,” “plans,” “intends,” “future,” “will,” “would,” “could,” “can,” “may,” "target," "goal" and similar words are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make concerning our expectations as to our future growth, prospects, financial outlook and business strategy, including our expectations for our fiscal year 2024 adjusted EBITDA and adjusted EPS, free cash flow conversion, and net interest expense, multi-year earnings growth, our expectations for at least 300 basis points of margin improvement in 2025, as well as our expectations for our fiscal year 2024 effective tax rates, our plans to spin off and merge with Amentum our Critical Missions Solutions ("CMS") business and a portion of our Divergent Solutions business in a proposed transaction that is intended to be tax-free to stockholders for U.S. federal income tax purposes, our and our stockholders respective ownership percentages of the combined company, the amount of cash payment and value to be derived from the disposition of Jacobs’ stake in the combined company, the expected timing, structure and tax treatment of the proposed transaction, the ability of the parties to complete the proposed transaction, and the potential benefits and synergies of the proposed transaction, including the future financial and operating results and strategic benefits, and any assumptions underlying any of the foregoing. Although such statements are based on management's current estimates and expectations, and/or currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements as actual results may differ materially. We caution the reader that there are a variety of risks, uncertainties and other factors that could cause actual results to differ materially from what is contained, projected or implied by our forward-looking statements. Such factors include uncertainties as to the structure and timing of the proposed transaction, the impact of the proposed transaction on Jacobs’ and the combined company’s businesses if the transaction is completed, including a possible impact on Jacobs’ credit profile, and a possible decrease in the trading price of Jacobs' and/or the combined company’s shares, the possibility that the proposed transaction, if completed, may not qualify for the expected tax treatment, the ability to obtain all required regulatory approvals, the possibility that closing conditions for the proposed transaction may not be satisfied or waived, on a timely basis or otherwise, the risk that any consents or approvals required in connection with the proposed transaction may not be received, the risk that the proposed transaction may not be completed on the terms or in the time-frame expected by the parties, unexpected costs, charges or expenses resulting from the proposed transaction, business and management strategies and the growth expectations of the combined company, the inability of Jacobs’ and the combined company to retain and hire key personnel, customers or suppliers while the proposed transaction is pending or after it is completed, and the ability of the Company to eliminate all stranded costs, as well as other factors related to our business, such as our ability to fully execute on our three-year corporate strategy, including our ability to invest in the tools needed to implement our strategy, competition from existing and future competitors in our target markets, our ability to achieve the cost-savings and synergies contemplated by our recent acquisitions within the expected time frames or to achieve them fully and to successfully integrate acquired businesses while retaining key personnel, the impact of any pandemic, and any resulting economic downturn on our results, prospects and opportunities, measures or restrictions imposed by governments and health officials in response to the pandemic, the timing of the award of projects and funding and potential changes to the amounts provided for under the Infrastructure Investment and Jobs Act, as well as other legislation related to governmental spending, any changes in U.S. or foreign tax laws, statutes, rules, regulations or ordinances that may adversely impact our future financial positions or results of operations, financial market risks that may affect the Company, including by affecting the Company's access to capital, the cost of such capital and/or the Company's funding obligations under defined benefit pension and postretirement plans, as well as general economic conditions, including inflation and the actions taken by monetary authorities in response to inflation, changes in interest rates, and foreign currency exchange rates, changes in capital markets, instability in the banking industry, or the impact of a possible recession or economic downturn on our results, prospects and opportunities, and geopolitical events and conflicts among others. The impact of such matters includes, but is not limited to, the possible reduction in demand for certain of our product solutions and services and the delay or abandonment of ongoing or anticipated projects due to the financial condition of our clients and suppliers or to governmental budget constraints or changes to governmental budgetary priorities; the inability of our clients to meet their payment obligations in a timely manner or at all; potential issues and risks related to a significant portion of our employees working remotely; illness, travel restrictions and other workforce disruptions that have and could continue to negatively affect our supply chain and our ability to timely and satisfactorily complete our clients’ projects; and the inability of governments in certain of the countries in which we operate to effectively mitigate the financial or other impacts of any future pandemics or infectious disease outbreaks on their economies and workforces and our operations therein. The foregoing factors and potential future developments are inherently uncertain, unpredictable and, in many cases, beyond our control. For a description of these and additional factors that may occur that could cause actual results to differ from our forward-looking statements see our Annual Report on Form 10-K for the year ended September 29, 2023, and in particular the discussions contained therein under Item 1 - Business; Item 1A - Risk Factors; Item 3 - Legal Proceedings; and Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations, as well as the Company’s other filings with the Securities and Exchange Commission. The Company is not under any duty to update any of the forward-looking statements after the date of this press release to conform to actual results, except as required by applicable law.
[ MORE ]

About Jacobs
At Jacobs, we’re challenging today to reinvent tomorrow by solving the world’s most critical problems for thriving cities, resilient environments, mission-critical outcomes, operational advancement, scientific discovery and cutting-edge manufacturing, turning abstract ideas into realities that transform the world for good. With approximately $16 billion in annual revenue and a talent force of approximately 60,000, Jacobs provides a full spectrum of professional services including consulting, technical, scientific and project delivery for the government and private sectors. Visit jacobs.com and connect with Jacobs on LinkedIn, X, Facebook and Instagram.

Financial Highlights:
Results of Operations (in thousands, except per-share data):

	For the Three Months Ended		For the Years Ended
Unaudited	September 29, 2023	September 30, 2022	September 29, 2023	September 30, 2022
Revenues	$4,288,712	$3,881,048	$16,352,414	$14,922,825
Direct cost of contracts	(3,377,147)	(3,045,367)	(12,879,099)	(11,595,785)
Gross profit	911,565	835,681	3,473,315	3,327,040
Selling, general and administrative expenses	(633,737)	(527,141)	(2,398,078)	(2,409,190)
Operating Profit	277,828	308,540	1,075,237	917,850
Other Income (Expense):
Interest income	7,546	1,565	26,013	4,489
Interest expense	(43,631)	(32,695)	(168,108)	(100,246)
Miscellaneous (expense) income, net	(1,544)	2,452	(16,463)	54,254
Total other expense, net	(37,629)	(28,678)	(158,558)	(41,503)
Earnings From Continuing Operations Before Taxes	240,199	279,862	916,679	876,347
Income Tax Expense from Continuing Operations	(72,852)	(39,358)	(196,181)	(160,903)
Net Earnings of the Group from Continuing Operations	167,347	240,504	720,498	715,444
Net (Loss) Earnings of the Group from Discontinued Operations	(353)	544	(842)	(32)
Net Earnings of the Group	166,994	241,048	719,656	715,412
Net Earnings Attributable to Noncontrolling Interests from Continuing Operations	(9,227)	(8,502)	(32,265)	(36,788)
Net Earnings Attributable to Redeemable Noncontrolling interests	(8,388)	(7,339)	(21,614)	(34,585)
Net Earnings Attributable to Jacobs from Continuing Operations	149,732	224,663	666,619	644,071
Net Earnings Attributable to Jacobs	$149,379	$225,207	$665,777	$644,039
Net Earnings Per Share:
Basic Net Earnings from Continuing Operations Per Share	$1.25	$1.76	$5.33	$5.01
Basic Net Loss from Discontinued Operations Per Share	$—	$—	$(0.01)	$—
Basic Earnings Per Share	$1.25	$1.76	$5.32	$5.01

Diluted Net Earnings from Continuing Operations Per Share	$1.25	$1.75	$5.31	$4.98
Diluted Net Loss from Discontinued Operations Per Share	$—	$—	$(0.01)	$—
Diluted Earnings Per Share	$1.24	$1.75	$5.30	$4.98

Segment Information (in thousands):

	For the Three Months Ended		For the Years Ended
Unaudited	September 29, 2023	September 30, 2022	September 29, 2023	September 30, 2022
Revenues from External Customers:
Critical Mission Solutions	$1,236,423	$1,156,369	$4,693,499	$4,376,562
People & Places Solutions	2,512,113	2,228,130	9,553,857	8,534,650
Pass Through Revenue (1)	(809,277)	(687,405)	(2,986,643)	(2,462,691)
People & Places Solutions Adjusted Net Revenue (1)	$1,702,836	$1,540,725	$6,567,214	$6,071,959
Divergent Solutions	251,936	242,197	946,914	892,317
Pass Through Revenue	(12,452)	(9,306)	(64,470)	(29,902)
Divergent Solutions Adjusted Net Revenue	$239,484	$232,891	$882,444	$862,415
PA Consulting	$288,240	$254,352	$1,158,144	$1,119,296
Total Revenue	$4,288,712	$3,881,048	$16,352,414	$14,922,825
Adjusted Net Revenue (1)	$3,466,983	$3,184,337	$13,301,301	$12,430,232

	For the Three Months Ended		For the Years Ended
	September 29, 2023	September 30, 2022	September 29, 2023	September 30, 2022
Segment Operating Profit:
Critical Mission Solutions	$102,897	$81,379	$378,201	$355,563
People & Places Solutions	256,216	229,349	957,714	824,834
Divergent Solutions	24,146	15,296	81,768	67,552
PA Consulting	59,482	49,375	237,003	232,225
Total Segment Operating Profit	442,741	375,399	1,654,686	1,480,174
Other Corporate Expenses (2)	(107,259)	(79,961)	(427,053)	(364,440)
Restructuring, Transaction and Other (Charges) Recoveries (3)	(57,654)	13,102	(152,396)	(197,884)
Total U.S. GAAP Operating Profit	277,828	308,540	1,075,237	917,850
Total Other Expense, Net (4)	(37,629)	(28,678)	(158,558)	(41,503)
Earnings Before Taxes from Continuing Operations	$240,199	$279,862	$916,679	$876,347

(1)Pass-through revenues for P&PS for the prior periods presented include certain minor adjustments to properly reflect amounts that had not been previously included and to conform with the fiscal 2023 amounts presented.
(2)Other corporate expenses include intangibles amortization of $51.7 million for both three-month periods ended September 29, 2023 and September 30, 2022 and $203.9 million and $198.6 million for the years ended September 29, 2023 and September 30, 2022, respectively. Additionally, the year ended September 29, 2023 included approximately $15.0 million in net favorable impacts from cost reductions compared to the prior year period, which was associated mainly with net favorable impacts during first quarter from changes in employee benefit programs of $41 million offset by approximately $26 million in higher spend in company technology platforms and other personnel and corporate cost increases.
(3)The three months and year ended September 29, 2023 include and $50.0 million and $63.4 million, respectively, relating to the separation activities (mainly professional services and employee separation costs) around the CMS separation, $(2.9) million and $14.3 million, respectively, in restructuring and other charges relating to the Company's investment in PA Consulting (primarily employee separation costs) and $10.6 million and $48.2 million, respectively, in charges associated mainly with real estate impairments. The three months and year ended September 30, 2022 include $4.0 million and $78.3 million, respectively, in charges associated mainly with real estate impairments. Included in the year ended September 30, 2022 is $91.3 million pre-tax related to the final settlement of the Legacy CH2M Matter and net of previously recorded reserves and approximately $27 million in third party recoveries was recorded as receivables reducing SG&A.
(4)The year ended September 30, 2022 included a $13.9 million gain related to a cost method investment sold during the period and a gain of $8.7 million related to lease terminations. The increase in net interest expense from fiscal 2022 to fiscal 2023 is due primarily to higher interest rates.

Balance Sheet (in thousands):

	September 29, 2023	September 30, 2022
ASSETS
Current Assets:
Cash and cash equivalents	$926,582	$1,140,479
Receivables and contract assets	3,558,806	3,405,381
Prepaid expenses and other	204,965	176,134
Total current assets	4,690,353	4,721,994
Property, Equipment and Improvements, net	357,032	346,676
Other Noncurrent Assets:
Goodwill	7,343,526	7,184,658
Intangibles, net	1,271,943	1,394,052
Deferred income tax assets	53,131	31,480
Operating lease right-of-use assets	414,384	476,913
Miscellaneous	486,740	504,646
Total other noncurrent assets	9,569,724	9,591,749
	$14,617,109	$14,660,419
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term debt	$61,430	$50,415
Accounts payable	1,143,802	966,792
Accrued liabilities	1,301,644	1,441,762
Operating lease liability	152,077	150,171
Contract liabilities	763,608	641,705
Total current liabilities	3,422,561	3,250,845
Long-term debt	2,813,471	3,357,256
Liabilities relating to defined benefit pension and retirement plans	258,540	271,332
Deferred income tax liabilities	221,158	269,077
Long-term operating lease liability	543,230	607,447
Other deferred liabilities	125,088	167,548
Redeemable Noncontrolling Interests	632,979	632,522
Stockholders’ Equity:
Capital stock:
Preferred stock, $1 par value, authorized - 1,000,000 shares; issued and outstanding - none	—	—
Common stock, $1 par value, authorized - 240,000,000 shares; issued and outstanding - 125,976,998 shares and 127,393,378 shares as of September 29, 2023 and September 30, 2022, respectively	125,977	127,393
Additional paid-in capital	2,735,325	2,682,009
Retained earnings	4,542,872	4,225,784
Accumulated other comprehensive loss	(857,954)	(975,130)
Total Jacobs stockholders’ equity	6,546,220	6,060,056
Noncontrolling interests	53,862	44,336
Total Group stockholders’ equity	6,600,082	6,104,392
	$14,617,109	$14,660,419

Cash Flows (in thousands) (Quarterly data unaudited)

	For the Three Months Ended		For the Years Ended
	September 29, 2023	September 30, 2022	September 29, 2023	September 30, 2022
Cash Flows from Operating Activities:
Net earnings attributable to the Group	$166,994	$241,048	$719,656	$715,412
Adjustments to reconcile net earnings to net cash flows provided by operations:
Depreciation and amortization:
Property, equipment and improvements	26,476	24,533	103,346	102,454
Intangible assets	51,674	51,713	203,906	198,602
Gain on investment in equity securities	—	—	—	(13,862)
Stock based compensation	18,429	11,678	74,337	53,383
Equity in earnings of operating ventures, net of return on capital distributions	2,639	4,069	(324)	18,291
Loss (gain) on disposals of assets, net	7,100	82	7,690	(4,680)
Impairment of long term assets	10,032	3,707	48,163	78,292
Loss on pension and retiree medical plan changes	208	123	208	123
Deferred income taxes	(81,759)	49,702	(76,815)	111,846
Changes in assets and liabilities, excluding the effects of businesses acquired:
Receivables and contract assets, net of contract liabilities	(30,586)	(153,340)	(8,395)	(267,947)
Prepaid expenses and other current assets	(26,752)	(28,957)	(33,996)	6
Miscellaneous other assets	21,832	(5,388)	92,050	113,850
Accounts payable	57,052	32,980	166,194	87,402
Income taxes payable	19,128	4,428	9,408	(70,258)
Accrued liabilities	(3,569)	41,146	(279,136)	(552,036)
Other deferred liabilities	(5,537)	862	(49,957)	(73,697)
Other, net	(14,000)	(846)	(1,572)	(22,472)
Net cash provided by operating activities	219,361	277,540	974,763	474,709
Cash Flows from Investing Activities:
Additions to property and equipment	(39,246)	(47,562)	(137,486)	(127,615)
Disposals of property and equipment and other assets	7	106	1,544	9,392
Capital contributions to equity investees, net of return of capital distributions	—	269	7,964	3,025
Acquisitions of businesses, net of cash acquired	—	—	(17,685)	(437,083)
Disposals of investment in equity securities	—	—	—	13,862
Net cash used for investing activities	(39,239)	(47,187)	(145,663)	(538,419)
Cash Flows from Financing Activities:
Net (repayments of) proceeds from borrowings	(277,996)	(80,176)	(616,553)	718,975
Debt issuance costs	(5,281)	—	(17,177)	—
Proceeds from issuances of common stock	9,731	10,047	47,782	51,034
Common stock repurchases	(145)	(31,217)	(265,714)	(281,926)
Taxes paid on vested restricted stock	(489)	(13)	(24,249)	(28,587)
Cash dividends to shareholders	(32,748)	(29,360)	(128,420)	(115,948)
Net dividends associated with noncontrolling interests	(5,869)	(10,879)	(23,156)	(26,982)
Repurchase of redeemable noncontrolling interests	(2,514)	—	(92,939)	(46,074)
(Adjustments to) Proceeds from issuances of redeemable noncontrolling interests	(755)	4	34,016	49,742
Net cash (used for) provided by financing activities	(316,066)	(141,594)	(1,086,410)	320,234
Effect of Exchange Rate Changes	(28,761)	(48,973)	32,548	(128,892)
Net (Decrease) Increase in Cash and Cash Equivalents and Restricted Cash	(164,705)	39,786	(224,762)	127,632
Cash and Cash Equivalents, including Restricted Cash, at the Beginning of the Period	1,094,150	1,114,421	1,154,207	1,026,575
Cash and Cash Equivalents, including Restricted Cash, at the End of the Period	$929,445	$1,154,207	$929,445	$1,154,207

Backlog (in millions):

Unaudited	September 29, 2023	September 30, 2022
Critical Mission Solutions	$8,264	$7,622
People & Places Solutions	17,345	17,014
Divergent Solutions	3,183	2,957
PA Consulting	311	269
Total	$29,103	$27,862

Non-GAAP Financial Measures and Operating Metrics:
In this press release, the Company has included certain non-GAAP financial measures as defined in Regulation G promulgated under the Securities Exchange Act of 1934, as amended. These non-GAAP measures are described below.

Adjusted Net revenue is calculated excluding pass through revenue of the Company’s People & Places Solutions and Divergent Solutions segments from the Company’s revenue from continuing operations. Pass through revenues are amounts we bill to clients on projects where we are procuring subcontract labor or third-party materials and equipment on behalf of the client. These amounts are considered pass throughs because we receive no or only a minimal mark-up associated with the billed amounts. We have amended our name and convention for revenue, excluding pass-through costs from “net revenue” to “adjusted net revenue.” Note, this is simply a name change intended to make the non-GAAP nature of this measure more prominent and does not impact measurement.

Adjusted earnings from continuing operations before taxes, adjusted income taxes from continuing operations, adjusted net earnings from continuing operations and adjusted EPS from continuing operations are calculated by:

1.Excluding items collectively referred to as Restructuring, Transaction and Other Charges, which include:
a.costs and other charges associated with our Focus 2023 transformation initiatives, including activities associated with the re-scaling and repurposing of physical office space, employee separations, contractual termination fees and related expenses, referred to as "Focus 2023 Transformation, mainly real estate rescaling efforts";
b.transaction costs and other charges incurred in connection with the acquisitions of BlackLynx and StreetLight and the strategic investment in PA Consulting, including advisor fees, change in control payments, and the impact of the quarterly adjustment to the estimated performance based payout of contingent consideration to the sellers in connection with certain acquisitions; impacts resulting from the EPS numerator adjustment relating to the redeemable noncontrolling interests preference share repurchase and reissuance activities and similar transaction costs and expenses (collectively referred to as "Transaction Costs");
c.recoveries, costs and other charges associated with restructuring activities implemented in connection with our announced plan to separate the CMS business, including advisor fees, involuntary terminations and related costs, the acquisitions of CH2M, BlackLynx, and StreetLight, the strategic investment in PA Consulting, the sale of the ECR business and other related cost reduction initiatives, which included involuntary terminations, costs associated with co-locating offices of acquired companies, separating physical locations of continuing operations, professional services and personnel costs, amounts relating to certain commitments and contingencies relating to discontinued operations of the CH2M business, including the final settlement charges relating to the Legacy CH2M Matter, net of previously recorded reserves, third party recoveries recorded as receivables reducing SG&A, and charges associated with the impairment and final closing activities of our AWE ML joint venture (collectively referred to as “Restructuring, integration, separation and other charges").

2.Excluding items collectively referred to as "Other adjustments",1 which include:
a.adding back amortization of intangible assets;
b.impact of certain subsidiary level contingent equity-based agreements in connection with the transaction structure of our PA Consulting investment;
c.impacts related to tax rate increases in the UK in a prior period;
d.certain non-routine income tax adjustments for the purposes of calculating the Company's annual non-GAAP effective tax rate to facilitate a more meaningful evaluation of the Company’s current operating performance and comparisons to the Company's operating performance in other periods.

Adjustments to derive adjusted net earnings from continuing operations and adjusted EPS from continuing operations are calculated on an after-tax basis.

1 Beginning with our first fiscal quarter in 2024, the Company will be revising the adjustments it makes to adjusted net earnings from continuing operations and adjusted EPS. It is expected that the Company will no longer make an adjustment to align these non-GAAP measures to its annual effective tax rate. More information will be provided with our first quarter earnings materials.

Free cash flow is calculated using the reported statement of cash flows, net cash provided by operating activities less additions to property and equipment.

Adjusted EBITDA is calculated by adding income tax expense, depreciation expense and interest expense, and deducting interest income from adjusted net earnings from continuing operations.

Cash conversion is the ratio of net cash provided by operating activities to GAAP net earnings from continuing operations.

Certain percentage changes are quantified on a constant currency basis, which provides information assuming that foreign currency exchange rates have not changed between the prior and current periods. For purposes of constant currency calculations, we use the prior period average exchange rates as applied to the current period adjusted amounts.

We believe that the measures listed above are useful to management, investors and other users of our financial information in evaluating the Company’s operating results and understanding the Company’s operating trends by excluding or adding back the effects of the items described above and below, the inclusion or exclusion of which can obscure underlying trends. Additionally, management uses such measures in its own evaluation of the Company’s performance, particularly when comparing performance to past periods, and believes these measures are useful for investors because they facilitate a comparison of our financial results from period to period.

This press release also contains certain operating metrics which management believes are useful in evaluating the Company's performance. Backlog represents revenue or gross margin, as applicable, we expect to realize for work to be completed by our consolidated subsidiaries and our proportionate share of work to be performed by unconsolidated joint ventures. For more information on how we determine our backlog, see our Backlog Information in our most recent annual report filed with the Securities and Exchange Commission. We regularly monitor these operating metrics to evaluate our business, identify trends affecting our business, and make strategic decisions.

The Company provides non-GAAP measures to supplement U.S. GAAP measures, as they provide additional insight into the Company’s financial results. However, non-GAAP measures have limitations as analytical tools and should not be considered in isolation and are not in accordance with, or a substitute for, U.S. GAAP measures. In addition, other companies may define non-GAAP measures differently, which limits the ability of investors to compare non-GAAP measures of the Company to those used by our peer companies.

The following tables reconcile the components and values of U.S. GAAP earnings from continuing operations before taxes, income taxes from continuing operations, net earnings attributable to Jacobs from continuing operations and Diluted Net Earnings from Continuing Operations Per Share (which we refer to as EPS from continuing operations) to the corresponding "adjusted" amount and revenue to adjusted net revenue. For the comparable periods presented below, such adjustments consist of amounts incurred in connection with the items described above. Amounts are shown in thousands, except for per-share data (note: earnings per share amounts may not add across due to rounding).

Reconciliation of Earnings from Continuing Operations Before Taxes to Adjusted Earnings from Continuing Operations Before Taxes (in thousands)

	Three Months Ended		Twelve Months Ended
	September 29, 2023	September 30, 2022	September 29, 2023	September 30, 2022
Earnings from Continuing Operations Before Taxes	$240,199	$279,862	$916,679	$876,347
Restructuring, Transaction and Other Charges (1):
Focus 2023 Transformation, mainly real estate rescaling efforts	8,199	3,764	47,495	80,696
Transaction costs	372	6,125	15,985	24,329
Restructuring, integration and separation charges	46,639	(24,801)	85,540	80,367
Other Adjustments (2):
Amortization of intangibles	51,674	51,713	203,906	198,602
Other	(4,162)	—	980	5
Adjusted Earnings from Continuing Operations Before Taxes	$342,921	$316,663	$1,270,585	$1,260,346

(1) Includes pre-tax non-cash charge impacts from the separation activities around the CMS spin-off and from restructuring charges relating to the Company's investment in PA Consulting for the three months and year ended September 29, 2023, along with real estate impairments associated with the Company's Focus 2023 transformation program for the three months and years ended September 29, 2023 and September 30, 2022, and for the year ended September 30, 2022 related to the final pre-tax settlement of the Legacy CH2M Matter, net of previously recorded reserves, approximately $27 million in third party recoveries recorded as receivables reducing SG&A, as well as pre-tax earnings impacts from charges associated with various transaction costs incurred with our acquisition and restructuring related activity associated with Company restructuring and integration programs.
(2) Includes pre-tax charges for the removal of amortization of intangible assets for the three months and years ended September 29, 2023 and September 30, 2022, and for the three months and year ended September 29, 2023, the impact of certain subsidiary level contingent equity-based agreements in connection with the transaction structure of our PA Consulting investment.

Reconciliation of Income Tax Expense from Continuing Operations to Adjusted Income Tax Expense from Continuing Operations (in thousands)

	Three Months Ended		Twelve Months Ended
	September 29, 2023	September 30, 2022	September 29, 2023	September 30, 2022
Income Tax Expense from Continuing Operations	$(72,852)	$(39,358)	$(196,181)	$(160,903)
Tax Effects of Restructuring, Transaction and Other Charges (1)
Focus 2023 Transformation, mainly real estate rescaling efforts	(2,142)	(1,049)	(12,011)	(17,138)
Transaction costs	136	(1,388)	(2,773)	(5,865)
Restructuring, integration and separation charges	(6,093)	(23,910)	(13,888)	(42,885)
Tax Effects of Other Adjustments (2)
Amortization of intangibles	(12,295)	(11,736)	(48,599)	(44,627)
Other income tax adjustments	12,610	13,987	(983)	3,185
Other	954	—	(55)	—
Adjusted Income Tax Expense from Continuing Operations	$(79,682)	$(63,454)	$(274,490)	$(268,233)

(1) Includes estimated income tax impacts from the separation activities around the CMS spin-off and from restructuring charges relating to the Company's investment in PA Consulting for the three months and year ended September 29, 2023, along with real estate impairments associated with the Company's Focus 2023 transformation program for the three months and years ended September 29, 2023 and September 30, 2022, and for the year ended September 30, 2022 related to the final pre-tax settlement of the Legacy CH2M Matter, net of previously recorded reserves, third party recoveries recorded as receivables reducing SG&A, as well as income tax expense impacts from charges associated with various transaction costs incurred with our acquisition and restructuring related activity associated with Company restructuring and integration programs.
(2) Includes estimated income tax impacts on amortization of intangible assets for the three months and year ended September 29, 2023 and September 30, 2022, certain income tax adjustments for the purposes of presenting the Company’s expected annual non-GAAP effective tax rate to facilitate a more meaningful evaluation of the Company’s current operating performance and comparisons to the Company’s operating performance in other periods for the three months ended September 29, 2023 and September 30, 2022 and additionally, for the year-to-date periods, impacts related to tax rate increases in the UK in a prior period and estimated tax impacts on certain subsidiary level contingent equity-based agreements in connection with the transaction structure of our PA Consulting investment for the three months and year ended September 29, 2023.

Reconciliation of Net Earnings Attributable to Jacobs from Continuing Operations to Adjusted Net Earnings Attributable to Jacobs from Continuing Operations (in thousands)

	Three Months Ended		Twelve Months Ended
	September 29, 2023	September 30, 2022	September 29, 2023	September 30, 2022
Net Earnings Attributable to Jacobs from Continuing Operations	$149,732	$224,663	$666,619	$644,071
After-tax effects of Restructuring, Transaction and Other Charges (1):
Focus 2023 Transformation, mainly real estate rescaling efforts	5,959	2,715	35,384	63,558
Transaction costs	113	4,139	11,060	17,867
Restructuring, integration and separation charges	41,058	(49,200)	67,549	36,568
After-tax effects of Other Adjustments (2):
Amortization of intangibles	34,371	34,572	135,426	131,537
Other income tax adjustments	12,469	14,171	(773)	3,559
Other	(2,146)	—	626	4
Adjusted Net Earnings Attributable to Jacobs from Continuing Operations	$241,556	$231,060	$915,891	$897,164

(1) Includes estimated after-tax and related noncontrolling interest impacts from the separation activities around the CMS spin-off and from restructuring charges relating to the Company's investment in PA Consulting for the three months and year ended September 29, 2023, along with real estate impairments associated with the Company's Focus 2023 transformation program for the three months and years ended September 29, 2023 and September 30, 2022, and for the year ended September 30, 2022 related to the final pre-tax settlement of the Legacy CH2M Matter, net of previously recorded reserves, third party recoveries recorded as receivables reducing SG&A, as well as net earnings impacts from charges associated with various transaction costs incurred with our acquisition and restructuring related activity associated with Company restructuring and integration programs.
(2) Includes estimated after-tax and noncontrolling interest impacts from amortization of intangible assets for the three months and years ended September 29, 2023 and September 30, 2022, certain income tax adjustments for the purposes of presenting the Company’s expected annual non-GAAP effective tax rate to facilitate a more meaningful evaluation of the Company’s current operating performance and comparisons to the Company’s operating performance in other periods for the three months ended September 29, 2023 and September 30, 2022 and additionally, for the year-to-date periods, impacts related to tax rate increases in the UK in a prior period and estimated tax impacts on certain subsidiary level contingent equity-based agreements in connection with the transaction structure of our PA Consulting investment for the three months and year ended September 29, 2023.

Reconciliation of Diluted Net Earnings from Continuing Operations Per Share to Adjusted Diluted Net Earnings from Continuing Operations Per Share

	Three Months Ended		Twelve Months Ended
	September 29, 2023	September 30, 2022	September 29, 2023	September 30, 2022
Diluted Net Earnings from Continuing Operations Per Share	$1.25	$1.75	$5.31	$4.98
After-tax effects of Restructuring, Transaction and Other Charges (1):
Focus 2023 Transformation, mainly real estate rescaling efforts	0.05	0.02	0.28	0.49
Transaction costs	(0.06)	0.03	0.02	0.14
Restructuring, integration and separation charges	0.31	(0.38)	0.53	0.28
After-tax effects of Other Adjustments (2):
Amortization of intangibles	0.27	0.27	1.06	1.02
Other income tax adjustments	0.10	0.11	(0.01)	0.03
Other	(0.02)	0.00	0.00	0.00
Adjusted Diluted Net Earnings from Continuing Operations Per Share	$1.90	$1.80	$7.20	$6.93

(1) Includes estimated per-share impacts from the separation activities around the CMS spin-off and from restructuring charges relating to the Company's investment in PA Consulting for the three months and year ended September 29, 2023, along with real estate impairments associated with the Company's Focus 2023 transformation program for the three months and years ended September 29, 2023 and September 30, 2022, and for the year ended September 30, 2022, the final pre-tax settlement of the Legacy CH2M Matter, net of previously recorded reserves and third party recoveries recorded as receivables reducing SG&A. Fiscal 2023 includes $8.3 million or $0.06 per share in EPS numerator adjustments associated with redeemable noncontrolling interests preference share repurchase and reissuance activities, which does not affect net earnings. Also includes related impacts associated with various transaction costs incurred with our acquisition and restructuring related activity costs associated with Company restructuring and integration programs.
(2) Includes estimated per-share impacts from amortization of intangible assets for the three months and years ended September 29, 2023 and September 30, 2022, certain income tax adjustments for the purposes of presenting the Company’s expected annual non-GAAP effective tax rate to facilitate a more meaningful evaluation of the Company’s current operating performance and comparisons to the Company’s operating performance in other periods for the three months ended September 29, 2023 and September 30, 2022 and additionally, for the year-to-date periods, impacts related to tax rate increases in the UK in a prior period and certain subsidiary level contingent equity-based agreements in connection with the transaction structure of our PA Consulting investment for the three months and year ended September 29, 2023.

Reconciliation of Adjusted EBITDA (in thousands):

	Three Months Ended		Twelve Months Ended
	September 29, 2023	September 30, 2022	September 29, 2023	September 30, 2022
Adj Net earnings from Continuing Operations	$241,556	$231,060	$915,891	$897,164
Adj. Income Tax Expense for Continuing Operations	(79,682)	(63,454)	(274,490)	(268,233)
Adj. Net earnings from Continuing Operations attributable to Jacobs before income taxes	321,238	294,514	1,190,381	1,165,397
Depreciation expense	26,476	24,533	103,346	102,454
Interest income	(7,546)	(1,565)	(26,013)	(4,489)
Interest expense	43,631	32,695	168,108	100,246
Adjusted EBITDA	$383,799	$350,177	$1,435,822	$1,363,608

Reconciliation of Free Cash Flow (in thousands):

	Three Months Ended		Twelve Months Ended
	September 29, 2023	September 30, 2022	September 29, 2023	September 30, 2022
Net cash provided by operating activities	$219,361	$277,540	$974,763	$474,709
Additions to property and equipment	(39,246)	(47,562)	(137,486)	(127,615)
Free cash flow	$180,115	$229,978	$837,277	$347,094
Net cash used for investing activities	$(39,239)	$(47,187)	$(145,663)	$(538,419)
Net cash (used for) provided by financing activities	$(316,066)	$(141,594)	$(1,086,410)	$320,234

Reconciliation from Adjusted Net Revenue to constant currency Adjusted Net Revenue (in thousands)

	Three Months Ended			Twelve Months Ended
(in thousands)	September 29, 2023	September 30, 2022	% Change	September 29, 2023	September 30, 2022	% Change
Total Adjusted Net Revenue
Adjusted Net Revenue	$3,466,983	$3,184,337	8.9%	$13,301,301	$12,430,232	7.0%
Exchange rate effect	(51,696)			222,415
Constant currency Adjusted net revenue	$3,415,287		7.3%	$13,523,716		8.8%

Earnings Per Share (in thousands):

	For the Three Months Ended		For the Years Ended
	September 29, 2023	September 30, 2022	September 29, 2023	September 30, 2022
Numerator for Basic and Diluted EPS:
Net earnings attributable to Jacobs from continuing operations	$149,732	$224,663	$666,619	$644,071
Preferred Redeemable Noncontrolling interests redemption value adjustment	8,340	—	8,340	—
Net earnings from continuing operations allocated to common stock for EPS calculation	$158,072	$224,663	$674,959	$644,071

Net (loss) earnings from discontinued operations allocated to common stock for EPS calculation	$(353)	$544	$(842)	$(32)

Net earnings allocated to common stock for EPS calculation	$157,719	$225,207	$674,117	$644,039

Denominator for Basic and Diluted EPS:

Shares used for calculating basic EPS attributable to common stock	126,074	127,759	126,607	128,665

Effect of dilutive securities:
Stock compensation plans	791	818	607	780
Shares used for calculating diluted EPS attributable to common stock	126,865	128,577	127,214	129,445

Net Earnings Per Share:
Basic Net Earnings from Continuing Operations Per Share	$1.25	$1.76	$5.33	$5.01
Basic Net Loss from Discontinued Operations Per Share	$—	$—	$(0.01)	$—
Basic Earnings Per Share:	$1.25	$1.76	$5.32	$5.01
Diluted Net Earnings from Continuing Operations Per Share	$1.25	$1.75	$5.31	$4.98
Diluted Net Loss from Discontinued Operations Per Share	$—	$—	$(0.01)	$—
Diluted Earnings Per Share:	$1.24	$1.75	$5.30	$4.98
Note: Earnings per share amounts may not add due to rounding

For additional information contact:

Investors:
Jonathan Evans
JacobsIR@jacobs.com

Media:
Louise White
louise.white@jacobs.com

[END]